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                                                                    EXHIBIT 12.1

                  SPIEKER PROPERTIES, L.P. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratios)

                                                           THREE MONTHS ENDED
                                                       -------------------------
                                                       MARCH 31,       MARCH 31,
                                                         1998            1997
                                                       -------------------------
Earnings:
  Income from operations before disposition of
    property and minority interest                      $37,943         $23,182
  Interest expense(1)                                    29,287          12,013
  Amortization of capitalized interest                      110              72
                                                        -------         -------
  Total earnings                                        $67,320         $35,287
                                                        =======         =======
Fixed charges:
  Interest expense(1)                                   $29,267         $12,013
  Capitalized interest                                    2,972           1,235
                                                        -------         -------
  Total fixed charges                                   $32,239         $13,248
                                                        =======         =======
Ratio of earnings to fixed charges                         2.09            2.66
                                                        =======         =======
Fixed charges in excess of earnings                     $    --         $    --
                                                        =======         =======

Notes:
  (1) Includes amortization of debt discount and deferred financing fees.